Exhibit 10.69

111 Eighth Avenue New York, NY 10011 212.624.3700

August 17, 2012

David Marek

[address on file with Registrant]

Dear David,

This letter will outline the terms of your offer of employment with WebMD, LLC. and/or its subsidiaries (the “Company”), a subsidiary of WebMD Health Corp. (“WebMD Health”). It is anticipated that your first day of employment with the Company will be September 4, 2012. The offer terms are as follows:

1.	Position and Responsibilities. You will serve in the position of EVP Consumer Services and assume and discharge such responsibilities as your manager may direct. You will report to the Chief Executive Officer or such other senior officer designated by the CEO. During your employment with the Company, you shall devote your full-time attention to your duties and responsibilities and shall perform them faithfully, diligently and completely. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company including, without limitation, the Code of Conduct, in effect from time to time during your employment. You acknowledge that you shall be required to travel in connection with the performance of your duties.

2.	Compensation.

a)	In consideration of your services, you will be paid an annual base salary of $400,000.00 at a bi-weekly rate of $15,384, subject to applicable tax withholdings and ordinary deductions. Pursuant to the Company’s regular payroll practices at your time of hire, you will be paid bi-weekly, on every other Friday. As an exempt employee, you are not eligible to receive overtime pay.

b)	You will be eligible to receive an annual bonus starting with the year ending December 31, 2012, the target of which is 50% of your base salary, but which amount shall be determined in the sole discretion of the Compensation Committee of the Company (and subject to the provisions of Section 2(c ) regarding 2012), and which will be payable at such time and in the same manner as the Company generally pays bonuses to executive officers of the Company so long as you are employed by the Company on the applicable payment date. The Company reserves the right to modify the manner or mode of compensating employees for performance in a performance year.

c)	Sign-on Payment: You will receive a payment of $100,000, minus applicable tax withholding, to be paid on or about September 21, 2012, provided you are in good standing at the time. For services performed through December 31, 2012, you will receive a bonus of $100,000, minus applicable tax withholding, which will be payable at such time and in the same manner as the Company generally pays bonuses to executive officers of the Company so long as you are employed by the Company on the applicable payment date. Should you resign your position within 24 months of either payment date, the payment(s) shall be considered recoverable on a pro-rated basis from the date of the payment(s).

3.

Other Benefits. You will be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility. You shall be entitled to 20 paid vacation days per year with your first year accrual pro-rated based on your start date. Beginning in

David Marek

August 17, 2012

September 2012, you will receive a monthly transportation stipend of $1,000, subject to applicable tax withholdings. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. You have 31 days from your date of hire to complete the benefits enrollment process as indicated in your new hire packet. Benefits eligibility begins on the first day of the month following the first day of your employment with the Company (this excludes short-term disability insurance which begins 90 days after the first day of your employment). The Company shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company, upon prior authorization and approval in accordance with the Company’s expense reimbursement policy as from time to time in effect.

4.	Stock Options. Subject to the approval of the Compensation Committee of the Board of Directors of WebMD Health and under the terms and conditions of the WebMD Health Corp. Amended and Restated 2005 Long Term Incentive Plan (the “Equity Plan”), including the vesting provisions contained therein, you will be granted on your first day of employment (the “Date of Grant”) a non-qualified option (the “Option”) to purchase 50,000 shares of common stock of WebMD Health. The exercise price of the Option will be the closing price of the common stock on the Date of Grant. The Option will have a term of ten (10) years, subject to earlier termination in the event of the termination of your employment. The Option shall vest and become exercisable, subject to your continued employment on the applicable dates, as follows: 25% of the Option on each of the first, second, third and fourth anniversaries of the Date of Grant (full vesting occurring on the fourth anniversary of the Date of Grant). The Option shall be evidenced by and subject to the terms of the Company’s standard form stock option agreement, which will be sent to you separately.

5.	Restricted Stock. Subject to the approval of the Compensation Committee and under the terms of the Equity Plan and a restricted stock agreement to be entered into between you and WebMD Health (which shall be the standard agreement for employees of the Company), you shall be granted on the first day of your employment, 10,000 shares of restricted stock of WebMD Health. The shares shall vest and the restrictions thereon lapse in equal annual installments of 25% over four years, commencing on the first anniversary of the date of grant subject to your continued employment on the applicable dates

Certain Events. In the event of the termination of your employment by the Company without Cause or as a result of your Permanent Disability as determined by us or your death prior to the fourth anniversary of the Employment Commencement Date, 25% of the Option and 25% of the Restricted Share Grant will continue to vest and remain outstanding as if you remained in the employ of the Company through the vesting date following the date of termination; provided however, that such continued vesting is subject to your continued compliance with the Restrictive Covenant Agreement. In the event of termination of your employment for any other reason, you will receive compensation earned through the date of termination and your rights with respect to options and restricted stock will be as specified in the applicable option or restricted stock agreements. The terms “Cause” and “Good Reason” are defined in Annex B hereto.

David Marek

August 17, 2012

6.	Restrictive Covenants. You agree that your employment is contingent upon your execution of, and delivery to the Company of a Restrictive Covenants Agreement in the form attached hereto as Annex A.

7.	Conflicting Employment. You agree that, during your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

8.	At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without cause and with or without notice.

9.	Termination of Employment without Cause.

(a)	In the event of the termination of your employment by the Company without Cause (as defined in Annex B) and your continued compliance with all post-termination covenant agreements to which you are bound, (i) you will continue to receive, as severance, your base salary in effect on the date of such termination for a period of twelve (12) months; (ii) If termination occurs after a completed calendar year, you will be eligible to receive the bonus, if any, otherwise payable to you in respect of your performance during such completed calendar year even if you are not employed on the bonus payment date; and (iii) if you timely elect to continue your health insurance pursuant to COBRA, the Company shall reimburse you for the cost of your COBRA premiums for a period of twelve (12) months from the date of termination, or, if earlier, until such time as you are no longer eligible for COBRA or are otherwise eligible for comparable coverage with a subsequent employer, which reimbursement shall be made within 30 days after you provide evidence of your payment of such premiums, which evidence shall be provided no later than 30 days after payment. You shall promptly notify the Company if you become eligible for comparable coverage with another employer.

(b)	The payments and other consideration in Sections 9(a) (the “Severance Benefits”) are subject to your execution of a release of claims in a form satisfactory to the Company (but which will not require release of any Company payments due to you that are otherwise payable at the date of termination of this Agreement) and your continued compliance with all post-termination covenant agreements to which you are bound. Such release will be delivered to you on or about the date of termination and will be required to be signed and returned on a date specified therein, but no later than 60 days from the date of termination. In the event of the termination of your employment by the Company for Cause (as described on Annex B attached hereto), you will not be entitled to any severance. The Severance Benefits described in Section 9(a)(i) above shall be paid, minus applicable deductions, including deductions for tax withholding, in equal payments on the regular payroll dates during the applicable period following your termination of employment. Commencement of payments of the Severance Benefits described in Section 9(a)(i) shall begin on the first payroll date that occurs in the month that begins at least 60 days after the date of your termination of employment, but which may be accelerated by no more than 30 days (the “Starting Date”) provided that you have satisfied the requirements of this Section 9(b) of this Agreement. The first payment on the payment Starting Date shall include those payments that would have previously been paid if the payments of the Severance Benefits described in Section 9(a)(i) had begun on the first payroll date following your termination of employment. This timing of the commencement of benefits is subject to Section 9(d).

David Marek

August 17, 2012

(c)	For purposes of this Agreement, “termination of employment” shall mean a “separation of service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder. All Severance Benefits shall be completed by, and no further Severance Benefits shall be payable after, December 31 of the second taxable year following the year in which your termination of employment occurs. Your entitlement to the payments of the Severance Benefits described in Section 9(a) shall be treated as the entitlement to a series of separate payments for purposes of Section 409A of the Code.

(d)	Notwithstanding any other provisions of this Agreement, any payment of the Severance Benefits under this Agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code because you are a “specified employee” shall not be paid or payment commenced until the later of (i) six (6) months after the date of your termination of employment (or, if earlier, your death) and (ii) the Starting Date. On the earliest date on which such payments can be commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, you shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

10.	Prior Employment. You represent that you have delivered to the Company an accurate and complete copy of any and all agreements with any prior employer to which you continue to be subject. You represent that the execution by you of this offer letter and the performance by you of your obligations hereunder shall not conflict with, or result in a violation or breach of, any other agreement or arrangement, including, without limitation any employment, consulting or confidentiality/non-competition/non-solicitation agreement. You hereby agree to abide by the limitations on your conduct as set forth in any agreement between you and your prior employer. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have any obligation of confidentiality.

11.	General Provisions.

(a)	Your employment is contingent upon successful completion of a background check (including employment, education, criminal history, references and debarred parties). We would caution you not to resign any current employment until you have received notification of successful completion of such background check.

(b)	We are required by law to confirm your eligibility for employment in the United States. Thus, you will be asked to provide proof of your identity and eligibility to work in the U.S. on your start date.

David Marek

August 17, 2012

(c)	This offer letter (including Annex A and Annex B) and the terms of your employment will be governed by the laws of New York, applicable to agreements made and to be performed entirely within such state.

(d)	This offer letter sets forth the entire agreement and understanding between the Company and you relating to your offer of employment and supersedes all prior verbal discussions between us.

(e)	This offer letter will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.

(f)	All payments pursuant to this offer letter will be subject to applicable withholding taxes.

Please acknowledge and confirm your acceptance of this offer letter, including Annex A, by signing and returning one copy of this offer letter and Annex A) in their entirety to Kathleen Tourjee at 646-674-6941, no later than August 20, 2012. Your new hire packet will provide you with further instructions for additional required paperwork. We look forward to a mutually rewarding working arrangement.

By	/s/ Kathleen Tourjee
Kathleen Tourjee
VP, Human Resources

OFFER ACCEPTANCE:

I understand and accept the terms of my employment with WebMD, LLC as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that either party, with or without cause and with or without notice, may terminate my employment relationship subject to the consequences herein. I specifically acknowledge that I have been given notice of my rate of pay and the Company’s regular pay days, as set forth in paragraph 2(a) above. I know to direct any questions regarding my pay to my manager or Human Resources.

/s/ David C. Marek	Date: 8/19/12
David Marek

ANNEX A

RESTRICTIVE COVENANT AGREEMENT

In consideration of my employment with WebMD LLC and/or any of its corporate parents, subsidiaries, divisions, or affiliates, or the successors or assigns of any of the foregoing (hereinafter referred to as the “Company”), I hereby agree as follows:

1.	Confidentiality.

a)	Trade Secret and Proprietary Information. I understand and acknowledge that, during the course of my employment with the Company and as a result of my having executed this Restrictive Covenant Agreement (“Agreement”), I will be granted access to valuable information relating to the business of the Company that provides the Company with a competitive advantage (or that could be used to the disadvantage of the Company by a Competitive Business) (as defined herein), which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively “Trade Secret and Proprietary Information”). The term “Trade Secret and Proprietary Information” shall include, but shall not be limited to: (a) specifications, manuals, software in various stages of development; (b) customer and prospect lists, and details of agreements and communications with customers and prospects; (c) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) computer programs; (g) sources of supply; (h) identity of specialized consultants and contractors and Trade Secret and Proprietary Information developed by them for the Company; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; (k) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans); and (l) patient information, including without limitation Protected Health Information as defined in 45 C.F.R. 164.50, including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Trade Secret and Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Trade Secret and Proprietary Information shall not include such information that I can demonstrate (i) is generally available to the public (other than as a result of a disclosure by me), (ii) was disclosed to me by a third party under no obligation to keep such information confidential or (iii) was known by me prior to, and not as a result of, my employment or anticipated employment with the Company.

b)	Duty of Confidentiality. I agree at all times, both during and after my employment with the Company, to hold all of the Trade Secret and Proprietary Information in a fiduciary capacity for the benefit of the Company and to safeguard all such Trade Secret and Proprietary Information. I also agree that I will not directly or indirectly disclose or use any such Trade Secret and Proprietary Information to any third person or entity outside the Company, except as may be necessary in the good faith performance of my duties for the Company. I further agree that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets. Notwithstanding anything in this Agreement to the contrary, I understand that I may disclose the Trade Secret and Proprietary Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process, provided that I give the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure.

ANNEX A

c)	Company Property. I acknowledge that: (i) all Trade Secret and Proprietary Information of the Company, (ii) computers, and computer-related hardware and software, cell phones, beepers and any other equipment provided to me by the Company, and (iii) all documents I create or receive in connection with my employment with the Company, belong to the Company, and not to me personally (collectively, “Company Property”). Such documents include, without limitation and by way of non-exhaustive example only: papers, files, memoranda, notes, correspondence, lists, e-mails, reports, records, data, research, proposals, specifications, models, flow charts, schematics, tapes, printouts, designs, graphics, drawings, photographs, abstracts, summaries, charts, graphs, notebooks, investor lists, customer/client lists, and all other compilations of information, regardless of how such information may be recorded and whether in printed form or on a computer or magnetic disk or in any other medium. I agree to return all Company Property (including all copies) to the Company immediately upon any termination of my employment, and further agree that, during and after my employment with the Company, I will not, under any circumstances, without the Company’s specific written authorization in each instance, directly or indirectly disclose Company Property or any information contained in Company Property to anyone outside the Company, or otherwise use Company Property for any purpose other than the advancement of the Company’s interests.

d)	Unfair Competition. I acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Trade Secret and Proprietary Information and Company Property.

e)	Investors, Other Third-Parties, and Goodwill. I acknowledge that all third-parties (e.g., customers, vendors, and advertisers) I service or propose to service while employed by the Company are doing business with the Company and not me personally, and that, in the course of dealing with such third-parties, the Company establishes goodwill with respect to each such third-party that is created and maintained at the Company’s expense (“Third-Party Goodwill”). I also acknowledge that, by virtue of my employment with the Company, I have gained or will gain knowledge of the business needs of, and other information concerning, third-parties, and that if such information were used to solicit or service any such third-parties on my own behalf or on behalf of a Competitive Business (as defined herein), the Company would be competitively disadvantaged.

f)

Intellectual Property and Inventions. I acknowledge that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof relating to the past, present, or future business of the Company that I, alone or jointly with others, may have discovered, conceived, created, made, developed, reduced to practice, or acquired during my employment with the Company (collectively, “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and I hereby assign to the Company all of my rights, titles, and interest in and to all such Developments, if any. I agree to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any

ANNEX A

and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by me or made available to me concerning the Developments or otherwise concerning the past, present, or planned business of the Company are Company Property, and will be delivered to the Company immediately upon the termination of my employment with the Company.

2.	Covenant Not to Compete with the Company.

a)	I acknowledge that the business of the Company can be conducted anywhere in the world and is not limited to a geographic scope or region, that its products, programs and services are marketed throughout the United States, Canada and other geographic regions throughout the world, that the Company competes in nearly all of its business activities with other individuals or entities that are, or could be, located in nearly any part of the world and that the nature of my services, position, and expertise are such that I am capable of competing with the Company from nearly any location in the world.

b)

Accordingly, in order to protect the Company’s Trade Secret and Proprietary Information and Third-Party Goodwill, I acknowledge and agree that during my employment with the Company and for a period of one year after the date my employment with the Company is terminated for any reason (the “Restricted Period”), I will not, without the Company’s express written permission, directly or indirectly (including through the Internet), own, control, manage, operate, participate in, be employed by, or act for or on behalf of (as principal, agent, employee, consultant, director or otherwise), any “Competitive Business” (as defined herein) located anywhere within the geographic boundaries of the United States, Canada and the world.

c)	For purposes of this Agreement “Competitive Business” will mean: (i) any enterprise engaged in developing, selling or providing (via the internet or other means) health or wellness information, decision support tools or services or applications and/or communication services, directly or indirectly, to consumers, health and/or benefit plan members or employees or healthcare professionals, including but not limited to products or services that provide information on diseases, conditions or treatments, store health care information, assess personal health status, and/or assist in making informed benefit, provider or treatment choices; and (ii) any enterprise engaged in any other type of business in which the Company is also engaged, or plans to be engaged, so long as I am directly involved in such business or planned business on behalf of the Company. Notwithstanding the foregoing, I understand that I may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company engaged in a Competitive Business, so long as I am not employed by, do not consult with, or become a director of or otherwise engage in any activities for, such company.

3.	Non-Solicitation of Employees, Customers. In order to protect the Company’s Trade Secret and Proprietary Information and Third-Party Goodwill, during the Restricted Period, I will not, without the Company’s express written permission, directly or indirectly:

a)	solicit, induce, hire, engage, or attempt to hire or engage any employee or independent contractor of the Company, or in any other way interfere with the Company’s employment or contractual

ANNEX A

relations with any of its employees or independent contractors, nor will I solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company at any time during the one (1) year period immediately prior to the termination of my employment with the Company; and

b)	contact, call upon, encourage or solicit, on behalf of a Competitive Business, any existing or prospective client, or customer of the Company who I serviced, or otherwise developed a relationship with, or about whom I obtained confidential information as a result of my employment with the Company, nor will I attempt to divert or take away from the Company the business of any such client or customer.

4.	Injunctive Remedies. I acknowledge and agree that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. I further acknowledge and agree that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim. I also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

5.	Severability Provision. I acknowledge and agree that the restrictions imposed upon me by the terms, conditions, and provisions of this Agreement are fair, reasonable, and reasonably required for the protection of the Company. In the event that any part of this Agreement is deemed invalid, illegal, or unenforceable, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect. In the event that the provisions of any of Sections 1, 2, or 3 of this Agreement relating to the geographic area of restriction, the length of restriction or the scope of restriction shall be deemed to exceed the maximum area, length or scope that a court of competent jurisdiction would deem enforceable, said area, length or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time or scope that such court would deem valid and enforceable, and that such court has the authority under this Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.

6.	Non-Waiver. Any waiver by the Company of my breach of any term, condition, or provision of this Agreement shall not operate or be construed as a waiver of the Company’s rights upon any subsequent breach.

7.	Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, I HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY LITIGATION CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF THE COMPANY OR ME, OR ANY EXERCISE BY THE COMPANY OR ME OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE COMPANY TO ISSUE AND ACCEPT THIS AGREEMENT.

ANNEX A

8.	Notice to Future Employers. For a period of two (2) years after my employment with the Company ends, I will inform each new employer, prior to accepting employment, of the existence and details of the covenants contained in this Annex A and will provide each such employer with a copy of this Annex.

9.	Assignment. The Company shall have the right to assign its rights and obligations under this Annex A without my consent. I acknowledge that I may not assign my obligations herein.

RESTRICTIVE COVENANT AGREEMENT ACCEPTANCE

I understand and accept the restrictions and obligations imposed upon me by the terms, conditions, and provisions set forth in this Restrictive Covenant Agreement and agree to abide by same.

/s/ David C. Marek	Date: 8/19/12
David Marek

ANNEX B

“Cause” will mean any of the following:

(i) your willful failure to perform your duties following written notice from the Company setting forth a description of such failure and a thirty (30) day period of time to remedy such failure; or

(ii) any willful misconduct, violence or threat of violence that is injurious to the Company in any material respect or any misconduct relating to your business or personnel affairs, at any time, which will demonstrably reflect negatively upon the Company or otherwise impair or impede its operations or reputation in any material respect; or

(iii) your breach of a material Company policy, which breach is not remedied (if susceptible to remedy) following written notice by the Company detailing the specific breach and a thirty (30) day period of time to remedy such breach; or

(iv) any material breach by you of this Agreement or the Restrictive Covenant Agreement, which breach is not remedied (if susceptible to remedy) following written notice by the Company or its designee detailing the specific breach and a thirty (30) day period of time to remedy such breach; or

(v) your failure to follow any lawful instructions from the Company; or

(vi) your conviction of a felony in respect of a dishonest or fraudulent act or other crime of moral turpitude.